UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 10, 2025

Date of Report (date of earliest event reported)

BOREALIS FOODS INC.

(Exact name of registrant as specified in its charter)

Ontario	001-40778	98-1638988
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1540 Cornwall Rd., Suite 104
Oakville, ON L6J 7W5

(Address of principal executive offices and zip code)

(905) 278-2200

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares	BRLS	Nasdaq Capital Market
Warrants	BRLSW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 10, 2025, Borealis Foods Inc. (the “Company”) received a letter from counsel to Frontwell Capital Partners Inc. (the “Lender”) regarding the Credit Agreement, dated as of August 10, 2023 (as the same has been amended, supplemented or otherwise modified, from time to time, prior to the date hereof, the “Credit Agreement”), by and among the Company, certain subsidiaries of the Company (together with the Company, the “Loan Parties”) and the Lender, pursuant to which, the Lender has (a) made certain term loans (the “Term Loans”) to certain of such subsidiaries of the Company (collectively, the “Borrowers”) in the aggregate principal amount of USD $15,000,000 and (b) agreed to make, from time to time, certain revolving loans (the “Revolving Loans”) to the Borrowers in the aggregate principal amount of up to USD $10,000,000, subject to the terms and conditions contained therein. All capitalized terms not defined herein but defined in the Credit Agreement shall have the meanings given to such terms in the Credit Agreement.

The letter states that in a prior letter delivered to the Loan Parties on or about November 13, 2024, counsel to the Lender noted the Loan Parties that certain Events of Default had then occurred and were continuing and that since this prior letter, certain additional Events of Default have occurred and are continuing, including the following (collectively, the “Specified Events of Default”): (i) an Event of Default resulting from the failure to maintain Excess Availability of at least $4,375,000 at all times as required by Section 7.1 of the Credit Agreement; (ii) an Event of Default resulting from the failure to deliver monthly financial statements for the period ended October 31, 2025 by November 30, 2025 as required by Section 5.1 of the Credit Agreement; and (iii) an Event of Default resulting from failure to deliver the Compliance Certificate for the month ended October 31, 2025 as required by Section 5.1 of the Credit Agreement, some of which were previously disclosed in the Company’s Current Report on Form 8-K filed on November 19, 2025.

The letter further states that, pursuant to Section 2.5(a) of the Credit Agreement and as a result of these Specified Events of Default, the Lender has elected to charge interest on the outstanding obligations at the Default Rate effective November 12, 2025. The Company believes that the charge of interest on the outstanding obligations at the Default Rate constitutes a triggering event that increases a direct financial obligation of the Company within the meaning of Item 2.04 of Form 8-K. “Default Rate,” as defined in the Credit Agreement to mean, for any obligation under the Credit Agreement, two percent (2%) plus the interest rate otherwise applicable thereto.

The letter also states that the Lender reserves all of its rights and remedies under the Credit Agreement and applicable law; that nothing in the letter constitutes a waiver, amendment, consent or course of dealing; and that the Lender may supplement the notice to identify additional Events of Default. In addition, the letter states that in light of the outstanding Events of Default, the Lender is under no obligation to honor any request for additional Revolving Loans and may, in its sole and absolute discretion, decline to make further advances. Any advances made following the date of the letter would not operate as a waiver or establish any expectation of future accommodations.

The Credit Agreement remains in effect, and as of the date of this report, the Lender has not notified the Loan Parties that the Lender has accelerated the payment of the unpaid indebtedness of the Loan Parties to the Lender under the Credit Agreement or terminated the Commitment to make Revolving Loans. The Company continues to engage with the Lender regarding the matters referenced above.

Item 8.01 Other Events

As disclosed under Item 2.04 of this Current Report on Form 8-K, on December 10, 2025, the Company received a letter from the Lender regarding certain Events of Default which have occurred and are continuing under the Credit Agreement. While the letter states that pursuant to Section 2.5(a) of the Credit Agreement and as a result of these Specified Events of Default, the Lender has elected to charge interest on the outstanding obligations at the Default Rate effective November 12, 2025 and may, in its sole discretion, decline to honor future borrowing requests, the Credit Agreement remains in effect, and as of the date of this report, the Lender has not notified the Loan Parties that the Lender has accelerated the payment of the unpaid indebtedness of the Loan Parties to the Lender under the Credit Agreement or terminated the Commitment to make Revolving Loans.

The Company is continuing to work collaboratively with the Lender regarding these matters, including potential amendments or modifications to the Credit Agreement, ongoing availability of revolving credit borrowings, and the timing and delivery of required financial reporting. No assurances can be given as to the outcome of such discussions or the future access by the Borrowers to Revolving Loans under the Credit Agreement.

In parallel, the Company is evaluating other capital-raising initiatives and liquidity-enhancing alternatives, which may include modifications to existing financing arrangements, incremental financing transactions, cost-management actions, or other strategic actions. The Company intends to provide additional disclosure as appropriate.

Item 9.01 Financial Statements and Exhibits

(d): The following exhibits are being filed herewith:

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 16 day of December, 2025.

BOREALIS FOODS INC.

	By	/s/ Pouneh Rahimi
Date: December 16, 2025		Pouneh V. Rahimi
Chief Legal Officer

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